EXHIBIT 23.2

Erwin & Thompson LLP

A Limited Liability Partnership

Including Professional Corporations

ONE EAST LIBERTY, SUITE 424	TELEPHONE: (775) 786-9494
POST OFFICE BOX 40817	FACSIMILE: (775) 786-1180
RENO, NEVADA 89504	E-MAIL: erwin@renolaw.com
URL: www.renolaw.com

THOMAS P. ERWIN

FRANK W. THOMPSON

April 15, 2013

To the Board of Directors

California Gold Corp.

4515 Ocean View Blvd., Suite 305

La Cañada, CA 91011

Re:	California Gold Corp.

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our legal opinion dated March 6, 2013 with respect to the legality of the shares of common stock of California Gold Corp. included for registration in the Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

Very truly yours,

s/Erwin & Thompson LLP/